Attachment A

Continental Airlines' Quarterly Update
2003 Estimated Year-over-Year %Change
ASMs	2nd Qtr.(E)	Full Year(E)
Domestic Latin America Trans-Atlantic Pacific Total Mainline System Continental Express	(5.5)% (3.0)% (9.0)% (20.0)% (7.0)% 35.0%	(4.0)% (1.0)% 2.0% (3.0)% (2.5)% 33.0%
2003 Estimate
Load Factor	2nd Qtr.(E)	Full Year(E)
Continental Continental Express	75 - 76% 70 - 71%	73 - 74% 69 - 70%
2003 Estimated (cents)
Mainline Jet Operating Statistics	2nd Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Holding Fuel Price Constant (including special items)(b)	8.65 - 8.75 (0.92) 8.40 - 8.50	9.35 - 9.45 (0.14) 9.15 - 9.25
2003 Estimate
Fuel Gallons Consumed	2nd Qtr.(E)	Full Year(E)
Continental Continental Express Fuel Price (excluding fuel taxes)	305 Million 50 Million 84 - 87 cents	1,250 Million 210 Million 83 - 88 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Second Quarter Second Quarter Total Third Quarter Fourth Quarter	55% 27% 81% 25% 25%	$32/Barrel $35/Barrel $33/Barrel $27/Barrel $27/Barrel

2003 Estimated Amounts
Selected Expense Amounts	2nd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense Dividends on Preferred Stock of Trust	$225 Million $155 Million $110 Million $90 Million $2.4 Million	$895 Million $645 Million $450 Million $340 Million $9.6 Million

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$80 100 70 $250 (20) $230

Continental Airlines, Inc. Quarterly Tax Computation
Taxes on Consolidated Profit/(Loss) Tax Related to XJT Minority Interest Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 53% x 36.8% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

Permanent tax differences are related to non-deductible per diems, meals and entertainment.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2003 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $35 Between $19 - $35 Under $19	65.4 65.4 65.4	74.5 70.4 65.4	$3.6 $1.4 --

Full Year 2003 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.4 65.4 65.4	74.5 70.4 65.4	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

  Special items include a $65 million charge during the first quarter of 2003 and security fee reimbursement of $176 million in the second quarter of 2003.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.